Exhibit 99.1

OneSpaWorld Reports Record Third Quarter Fiscal 2026 Results

Total Revenues of $276.5 Million, Net Income of $28.2 Million and Adjusted EBITDA of $39.2 Million

Increases Fiscal 2026 Guidance to $1.033 to $1.038 Billion in Total Revenues and $138.0 to $140.0 Million in Adjusted EBITDA

Board Approves a New $100 Million Share Repurchase Program and a 25% Increase in Quarterly Dividend to $0.0625 Per Share

Nassau, Bahamas, October 28, 2026 - OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health, wellness and aesthetic services, products and experiences for guests on-board cruise ships and in destination resorts around the world, today announced its financial results for the third quarter and first nine months of fiscal 2026 ended September 30, 2026.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “We delivered excellent third quarter performance, reporting results that surpassed our guidance and marking our 22nd consecutive record quarter of year-over-year growth in Total revenues and Adjusted EBITDA. Our sustained momentum reflects the durability of our business model, the successful execution of our strategy and our unwavering commitment to deliver memorable experiences for guests of our health and wellness centers at sea and on land. Our Board’s approval of a new $100 million share repurchase program, together with a 25% increase in our quarterly dividend, demonstrates the power of our asset-light operations to generate consistently strong and growing free cash flow; enabling us to create significant value for our shareholders. I want to thank our outstanding global team for their continuing commitment to delivering our strong performance.”

Mr. Fluxman continued: “Our performance was broad-based, with gains across all key operating metrics, most notably maritime pre-booking revenue, average guest spend, service frequency and guest penetration. We also set the stage for further expansion by entering into new agreements with Azamara Cruises and Silversea Cruises. These agreements extend our long-term partnerships with these brands and enable us to enhance and elevate spa facilities to broaden and innovate the range of services, products and experiences we offer to cruise line guests. We begin the final quarter of the year strongly positioned and expect the focused execution of our strategy to give us our fourth consecutive year of record results in fiscal 2026.”

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added: “I am pleased to report continued strength in the third quarter, which saw Total revenues increase 7% and Adjusted EBITDA increase 12%. Ongoing innovation in our guest services and products and our collaboration with our cruise line and destination resort partners serve to further bolster our competitive position and drive our consistent growth. We also continued to implement and integrate AI technology to drive operational efficiencies and profitable growth.”

Mr. Lazarus noted further, “We continued to execute our balanced capital allocation strategy, leveraging our strong cash flow generation and our positive outlook, to return $42.3 million to shareholders in the third quarter, including $37.2 million attributable to the repurchase of approximately 1.4 million common shares and $5.1 million via our quarterly dividend. In addition, we repaid $11.3 million of our Term Loan Facility in the third quarter. We ended the quarter with $32.1 million in cash, $80.9 million in total liquidity, and Total debt, net of deferred financing costs, of $70.5 million. Since initiating our share repurchase program in April 2025, we have repurchased approximately 3.2 million common shares, completing the authorized repurchase of $75 million of our common shares.”

Mr. Lazarus concluded, “With our strong year-to-date performance and continuing momentum into the fourth quarter, we have raised our fiscal year 2026 guidance. We now expect fiscal 2026 Total revenues to increase 10% and Adjusted EBITDA to increase 13% at the midpoints of our guidance ranges, compared with actual fiscal 2025 results, excluding exited and reorganized operations. Additionally, our Board has approved a new $100 million share repurchase program and a 25% increase to our quarterly dividend.”

Third Quarter 2026 Highlights:

We reported record Total revenues, Income from operations, Net income and Adjusted EBITDA.

•

Total revenues increased 7% to a record $276.5 million compared to $258.5 million in the third quarter of 2025, which included $0.9 million and $1.5 million, respectively, attributable to the Company’s Asia resorts business in the process of being exited.

•	Income from operations increased 14% to a record $30.0 million compared to $26.3 million in the third quarter of 2025.
•	Net income increased 16% to a record $28.2 million compared to $24.3 million in the third quarter of 2025.
•	Adjusted EBITDA increased 12% to a record $39.2 million compared to $35.0 million in the third quarter of 2025.

Operating Network Update:

•

Cruise Ship Count: The Company ended the third quarter with health and wellness centers on 207 ships with an average ship count of 206 for the quarter, compared with 204 ships and an average ship count of 199 ships for the third quarter of 2025.

•

Destination Resort Count: The Company ended the third quarter with 23 destination resort health and wellness centers with an average destination resort count of 23 for the quarter, compared with 49 destination resort health and wellness centers and an average destination resort count of 50 for the third quarter of 2025, of which 11 and 34, respectively, were attributable to our Asia resorts business in the process of being exited, which subsequent to quarter end was completed.

•	Staff Count: The Company ended the third quarter with 4,645 cruise ship personnel on vessels, compared with 4,466 cruise ship personnel on vessels at the end of the third quarter of 2025.

Liquidity Update:

•	Cash totaled $32.1 million and liquidity, including availability under the Company’s undrawn credit facility, totaled $80.9 million at September 30, 2026.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted net income (non-GAAP financial measures), the terms which are defined and reconciled below.

Third Quarter Ended September 30, 2026 Compared to September 30, 2025

•
Total revenues increased 7% to $276.5 million compared to $258.5 million in the third quarter of 2025, driven by a 3.3% increase in average guest spend, fleet expansion due to 2026 vessel newbuilds, and higher volumes, primarily due to a 1.8% increase in revenue days net of 2026 fleet expansion and an increase in guest count, contributing $8.2 million, $7.0 million and $4.3 million, respectively, of the increase in Total revenues for the period. Contributing to the increased volume and spend was $6.9 million in increased pre-booked revenues at health and wellness centers included in our ship count as of September 30, 2026. Growth in our maritime Total revenues was partially offset by a $1.4 million decrease in our destination resorts Total revenues, partially due to the closure of hotels where we had previously operated. The decrease in Product revenues was driven by the previously announced reorganization of operations in the United Kingdom and Italy, which decreased Product revenues by $1.3 million.
•
Cost of services increased $12.2 million, attributable to the $18.3 million increase in Service revenues compared to the third quarter of 2025.
•
Cost of products decreased $0.3 million, primarily attributable to the decrease in Product revenues compared to the third quarter of 2025.
•
Administrative expenses were $7.0 million compared to $4.6 million in the third quarter of 2025. The increase was primarily due to $2.1 million in third-party fees for certain management and logistics services as a result of our previously announced reorganization of operations in the United Kingdom and Italy, pursuant to which services previously performed internally by Company staff and related costs have shifted from Salaries, benefits and payroll taxes to Administrative.
•
Salaries, benefits and payroll taxes were $8.7 million, compared to $8.4 million in the third quarter of 2025. The increase was primarily due to annual merit increases and higher incentive-based compensation after giving effect to the reorganization of operations in the United Kingdom and Italy noted above.
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Net income was $28.2 million, or Net income per diluted share of $0.28, as compared to Net income of $24.3 million, or Net income per diluted share of $0.23, for the third quarter of 2025. The increase was attributable primarily to a $3.6 million increase in Income from operations and a $0.2 million decrease in Interest expense, net. The decrease in Interest expense, net, was primarily attributable to lower debt balances.
•
Adjusted net income was $34.8 million, or Adjusted net income per diluted share of $0.34, as compared to Adjusted net income of $30.7 million, or Adjusted net income per diluted share of $0.30, in the third quarter of 2025.
•
Adjusted EBITDA was $39.2 million compared to Adjusted EBITDA of $35.0 million in the third quarter of 2025.

Year-to-date September 30, 2026 Compared to September 30, 2025

•
Total revenues increased 9% to $785.4 million compared to $718.9 million for the nine months ended September 30, 2025, driven by a 1.9% increase in average guest spend, fleet expansion due to 2026 vessel newbuilds, and higher volumes, primarily due to a 3.0% increase in revenue days net of 2026 fleet expansion and an increase in guest count, contributing $15.9 million, $13.0 million and $41.9 million, respectively, of the increase in Total revenues for the period. Contributing to the increased volume and spend was $17.0 million in increased pre-booked revenues at health and wellness centers included in our ship count as of September 30, 2026. Growth in our maritime Total revenues was partially offset by a $3.9 million decrease in our destination resorts Total revenues, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $48.0 million, attributable to the $64.5 million increase in Service revenues compared to the nine months ended September 30, 2025.

•
Cost of products increased $2.0 million, primarily attributable to the increase in Product revenues compared to the nine months ended September 30, 2025.
•
Administrative expenses were $20.3 million compared to $13.2 million in the nine months ended September 30, 2025. The increase was primarily due to $6.0 million in third-party fees for certain management and logistics services as a result of our previously announced reorganization of operations in the United Kingdom and Italy, pursuant to which services previously performed internally by Company staff and related costs have shifted from Salaries, benefits and payroll taxes to Administrative.
•
Salaries, benefits and payroll taxes were $25.9 million, compared to $28.2 million in the nine months ended September 30, 2025. The decrease was primarily attributable to the non-recurrence of $2.5 million in separation-related severance expenses incurred during the first quarter of 2025 associated with the termination of employment of the Company’s former Chief Commercial Officer. The variance also reflects a reduction in internal personnel costs in the first nine months of 2026 attributable to our previously announced reorganization of operations in the United Kingdom and Italy, partially offset by annual merit increases and higher incentive-based compensation.
•
Net income was $72.8 million, or Net income per diluted share of $0.71, as compared to Net income of $59.6 million, or Net income per diluted share of $0.57 in the nine months ended September 30, 2025. The increase was primarily attributable to a $12.1 million increase in Income from operations, including the non-recurrence of $2.5 million of severance expense recorded in the first quarter of 2025, a $0.7 million decrease in Income tax expense, and a $0.5 million decrease in Interest expense, net. The decrease in Interest expense, net, was primarily attributable to lower debt balances and lower effective interest rates.
•
Adjusted net income was $92.6 million, or Adjusted net income per diluted share of $0.91, compared to Adjusted net income of $79.9 million, or Adjusted net income per diluted share of $0.77, in the nine months ended September 30, 2025.
•
Adjusted EBITDA was $105.8 million compared to Adjusted EBITDA of $92.0 million in the nine months ended September 30, 2025.

Balance Sheet and Cash Flow Highlights

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Cash at September 30, 2026 was $32.1 million, after giving effect to repurchasing $37.5 million of our common shares, paying $15.2 million in quarterly dividends, and repaying $13.8 million of debt during the nine months ended September 30, 2026.
•
Total debt, net of deferred financing costs, was $70.5 million at September 30, 2026.

Dividend Announcement

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.0625 per common share payable on December 2, 2026 to shareholders of record as of the close of business on November 18, 2026.

Share Repurchase Program

During the third quarter of fiscal 2026, the Company repurchased 1,412,574 of its common shares, returning $37.2 million to its shareholders. As of September 30, 2026, the Company had repurchased the full $75.0 million authorized under the 2025 Share Repurchase Program, and no amount remained available for future repurchases.

On October 20, 2026, the Board of Directors approved a new share repurchase program authorizing the Company to repurchase up to $100 million of its common shares. The share repurchases will be funded through the Company’s available surplus cash and may be made from time to time in the open market, including through Rule 10b5-1 plans, in privately negotiated transactions, through block purchases, or otherwise, in accordance with applicable securities laws. The share repurchase program may be suspended, modified, or discontinued at any time, and the Company has no obligation to repurchase any specific value or number of its common shares under the program.

Q4 2026 and Fiscal Year 2026 Guidance

	Three Months Ended December 31, 2026	Year Ended December 31, 2026 (2)
Total revenues (1)	$248-253 million	$1.033-1.038 billion
Adjusted EBITDA	$32-34 million	$138-140 million

(1) Total revenues for the three months ended December 31, 2025 and the Fiscal Year ended December 31, 2025 include $5.7 million and $23.0 million, respectively, related to the reorganization of operations in the United Kingdom and Italy and the exit of destination resorts operations in Asia.

(2) The Company’s fiscal year 2026 guidance for the year ended December 31, 2026 as presented above compares to its previous guidance for Total revenues of $1.018 to $1.038 billion and Adjusted EBITDA of $130.0 to $140.0 million provided with second quarter 2026 results issued on July 29, 2026.

Conference Call Details

A conference call to discuss the third quarter 2026 financial results is scheduled for Wednesday, October 28, 2026, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0784 (international callers please dial 1-201-689-8560) and provide the passcode 13763321 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 13763321. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, October 28, 2026 until 11:59 p.m. Eastern Time on Wednesday, November 4, 2026. The webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, aesthetics and fitness services, treatments, and products, currently on-board 208 cruise ships and at 12 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades based on its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer, and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
			$	%			$	%
	2026	2025	Inc/(Dec)	Inc/(Dec)	2026	2025	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$226,378	$208,042	$18,336	9%	$644,449	$579,919	$64,530	11%
Product revenues	50,154	50,476	(322)	(1)%	140,960	138,955	2,005	1%
Total revenues	276,532	258,518	18,014	7%	785,409	718,874	66,535	9%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	184,263	172,077	12,186	7%	529,470	481,481	47,989	10%
Cost of products	42,568	42,858	(290)	(1)%	120,168	118,139	2,029	2%
Administrative	6,952	4,568	2,384	52%	20,344	13,191	7,153	54%
Salaries, benefits and payroll taxes	8,720	8,402	318	4%	25,889	28,218	(2,329)	(8)%
Amortization of intangible assets	4,079	4,131	(52)	(1)%	12,211	12,399	(188)	(2)%
Long-lived assets impairment	—	180	(180)	(100)%	—	180	(180)	(100)%
Total cost of revenues and operating expenses	246,582	232,216	14,366	6%	708,082	653,608	54,474	8%
Income from operations	29,950	26,302	3,648	14%	77,327	65,266	12,061	18%
INTEREST EXPENSE, NET	(1,179)	(1,379)	200	15%	(3,418)	(3,921)	503	13%
Income before income tax expense	28,771	24,923	3,848	15%	73,909	61,345	12,564	20%
INCOME TAX EXPENSE	530	578	(48)	(8)%	1,123	1,789	(666)	(37)%
NET INCOME	$28,241	$24,345	$3,896	16%	$72,786	$59,556	$13,230	22%
NET INCOME PER SHARE
Basic	$0.28	$0.24			$0.71	$0.57
Diluted	$0.28	$0.23			$0.71	$0.57
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	101,416	103,156			101,814	103,651
Diluted	101,864	103,618			102,216	104,100

	Forecasted
	Q4 2026	FY 2026
Period End Ship Count	210	210
Average Ship Count (1)	202	203
Period End Resort Count	12	12
Average Resort Count (3)	14	27

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Selected Statistics
Period End Ship Count	207	204	207	204
Average Ship Count (1)	206	199	203	195
Average Weekly Revenue Per Ship	$99,965	$95,675	$96,203	$91,014
Average Revenue Per Shipboard Staff Per Day	$639	$622	$620	$598
Revenue Days (2)	18,921	18,338	55,456	53,165
Period End Resort Count	23	49	23	49
Average Resort Count (3)	23	50	31	50
Average Weekly Revenue Per Resort	$18,511	$10,794	$17,737	$12,998
Capital Expenditures (in thousands)	$2,179	$5,598	$8,810	$10,024

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Revenue Days reflects a day on which the health and wellness centers are open on-board a revenue generating cruise with passengers.

(3) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income, adjusted for items, including Amortization of intangible assets; Long-lived assets impairment; and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three and nine month periods ended September 30, 2026 and 2025.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense; Interest expense, net; Depreciation and amortization; Long-lived assets impairment; and Stock-based compensation as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis.

These non-GAAP measures have limitations as profitability measures. Adjusted EBITDA does not include total amounts for interest expense, net on our debt and provision for income taxes, and does not reflect the effect of our expenditures for capital assets and certain intangible assets. Adjusted net income and Adjusted net income per diluted share do not reflect the effect of our expenditures for certain intangible assets. In addition, all of these non-GAAP measures do not include the effect of non-cash stock-based compensation expense or non-cash long-lived assets impairment charges. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating these non-GAAP measures. Our presentation of Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the third quarters and year-to-date periods ended September 30, 2026 and 2025 and Adjusted net income per diluted share for the third quarters and year-to-date periods ended September 30, 2026 and 2025 (amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$28,241	$24,345	$72,786	$59,556
Amortization of intangible assets (a)	4,079	4,131	12,211	12,399
Long-lived assets impairment	—	180	—	180
Stock-based compensation	2,524	2,079	7,560	7,751
Adjusted net income	$34,844	$30,735	$92,557	$79,886
Adjusted net income per diluted share	$0.34	$0.30	$0.91	$0.77
Diluted weighted average shares outstanding	101,864	103,618	102,216	104,100

(a) Amortization of intangible assets is excluded because it is a non-cash charge that is not representative of the ongoing operating performance of the business. Beginning in 2026, the Company updated its Adjusted net income reconciliation to reflect actual amortization of intangible assets in place of the previously used fixed amortization addback. Management believes this change provides a more accurate and transparent presentation. The 2025 amounts have been recast to conform to the current presentation.

The following table reconciles Net income to Adjusted EBITDA for the third quarters and year-to-date periods ended September 30, 2026 and 2025 (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income	$28,241	$24,345	$72,786	$59,556
Income tax expense	530	578	1,123	1,789
Interest expense, net	1,179	1,379	3,418	3,921
Depreciation and amortization	6,759	6,410	20,887	18,840
Long-lived assets impairment	—	180	—	180
Stock-based compensation	2,524	2,079	7,560	7,751
Adjusted EBITDA	$39,233	$34,971	$105,774	$92,037

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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